Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 t +1-203-968-3000

Xerox Reports Fourth-Quarter Earnings

•	Q4 GAAP earnings per share of 26 cents; adjusted EPS of 30 cents

•	Revenue of $5.9 billion down 1 percent, flat constant currency

•	Operating margin of 10.3 percent

•	Operating cash flow of $1.8 billion; $2.6 billion for full-year 2012

NORWALK, Conn., Jan. 24, 2013 – Xerox (NYSE: XRX) announced today fourth-quarter 2012 results that include adjusted earnings per share of 30 cents. As planned, the company’s fourth-quarter earnings include 5 cents of restructuring. Adjusted EPS excludes 4 cents related to amortization of intangibles, resulting in GAAP EPS of 26 cents.

In the fourth quarter, total revenue of $5.9 billion was down 1 percent or flat in constant currency. Revenue from the company’s services business was up 7 percent and represented 52 percent of total revenue. Revenue from the company’s document technology business, which represents 42 percent of revenue, was down 8 percent as economic and market conditions continued to put pressure on sales of document systems, supplies and related service.

“Strong growth in services and the consistent profitability of our document technology business generated significant operating cash flow and contributed to fourth-quarter earnings that met our expectations,” said Ursula Burns, Xerox chairman and chief executive officer.

“Throughout 2012, we focused on scaling our services business and adjusting our business model to align with growth opportunities in the $600 billion market we serve,” she added. “Our fourth-quarter results reflect steady progress. We increased our services segment margin by 0.9 points while growing business process outsourcing revenue by 8 percent, IT outsourcing by 15 percent and document outsourcing by 2 percent. In document technology, our fourth-quarter segment margin of 12.3 percent improved, reflecting effective execution in reducing our cost base and maximizing profitability.”

Fourth-quarter operating margin was up 0.3 points to 10.3 percent. Gross margin was 31.5 percent, and selling, administrative and general expenses were 18.5 percent of revenue.

The company generated $1.8 billion in cash from operations during the fourth quarter, which includes $269 million of net cash from the sale of certain finance receivables.

For first-quarter 2013, Xerox expects GAAP earnings of 19 to 21 cents per share and adjusted EPS of 23 to 25 cents per share. The company reiterated its full-year 2013 guidance of GAAP earnings per share in the range of 94 cents to $1.00, and adjusted EPS of $1.09 to $1.15. Xerox expects to generate operating cash flow of $2.1 billion to $2.4 billion in 2013.

Full-year 2012 results include:

•	GAAP earnings per share of 88 cents per share; adjusted earnings per share of $1.03.

•

Total revenue of $22.4 billion, down 1 percent or flat in constant currency from full-year 2011. Total services revenue of $11.5 billion, up 6 percent or up 7 percent in constant currency. Total document technology revenue of $9.5 billion, down 8 percent or down 6 percent in constant currency.

•	Operating margin of 9.3 percent, down 0.5 points from full-year 2011.

•	Operating cash flow of $2.6 billion, up $600 million from full-year 2011.

•	Net income of $1.2 billion, adjusted net income of $1.4 billion, down 11 percent.

•	Share repurchase of $1.05 billion.

About Xerox

With sales approaching $23 billion, Xerox (NYSE: XRX) is the world’s leading enterprise for business process and document management. Its technology, expertise and services enable workplaces – from small businesses to large global enterprises – to simplify the way work gets done so they operate more effectively and focus more on what matters most: their real business. Headquartered in Norwalk, Conn., Xerox offers business process outsourcing and IT outsourcing services, including data processing, healthcare solutions, HR benefits management, finance support, transportation solutions, and customer relationship management services for commercial and government organizations worldwide. The company also provides extensive leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. The 140,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com or http://www.realbusiness.com. For investor information, visit http://www.xerox.com/investor.

Non—GAAP Measures:

This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for the fourth quarter and full-year 2012 as well as for the first quarter and full-year 2013 guidance that excludes the amortization of intangible assets.

•	Operating margin for the fourth quarter and full-year 2012 that excludes certain expenses.

•	Constant Currency revenue growth for the fourth quarter and full-year 2012 that excludes the effects of currency translation.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; our ability to expand equipment placements; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; our ability to recover capital investments; development of new products and services; our ability to protect our intellectual property rights; interest rates, cost of borrowing and access to credit markets; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 and our 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Media Contacts:

Karen Arena, Xerox, +1-203-849-5521, karen.arena@xerox.com

Ken Ericson, Xerox, +1-410-571-0161, kenneth.ericson@xerox.com

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XEROX®, XEROX and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
(in millions, except per-share data)	2012	2011	% Change	2012	2011	% Change

Revenues
Sales	$1,818	$1,997	(9%)	$6,578	$7,126	(8%)
Outsourcing, service and rentals	3,958	3,816	4%	15,215	14,868	2%
Finance income	147	151	(3%)	597	632	(6%)

Total Revenues	5,923	5,964	(1%)	22,390	22,626	(1%)

Costs and Expenses
Cost of sales	1,192	1,314	(9%)	4,362	4,697	(7%)
Cost of outsourcing, service and rentals	2,819	2,672	6%	10,802	10,269	5%
Equipment financing interest	45	55	(18%)	198	231	(14%)
Research, development and engineering expenses	160	179	(11%)	655	721	(9%)
Selling, administrative and general expenses	1,094	1,150	(5%)	4,288	4,497	(5%)
Restructuring and asset impairment charges	93	61	52%	153	33	*
Amortization of intangible assets	82	139	(41%)	328	398	(18%)
Curtailment gain	—	(107)	*	—	(107)	*
Other expenses, net	71	54	31%	256	322	(20%)

Total Costs and Expenses	5,556	5,517	1%	21,042	21,061	—

Income before Income Taxes & Equity Income(1)	367	447	(18%)	1,348	1,565	(14%)
Income tax expense	71	102	(30%)	277	386	(28%)
Equity in net income of unconsolidated affiliates	47	38	24%	152	149	2%

Net Income	343	383	(10%)	1,223	1,328	(8%)
Less: Net income attributable to noncontrolling interests	8	8	—	28	33	(15%)

Net Income Attributable to Xerox	$335	$375	(11%)	$1,195	$1,295	(8%)

Basic Earnings per Share	$0.26	$0.27	(4%)	$0.90	$0.92	(2%)
Diluted Earnings per Share	$0.26	$0.26	—	$0.88	$0.90	(2%)

*	Percent change not meaningful.
(1)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2012	2011	2012	2011

Net Income	$343	$383	$1,223	$1,328
Less: Net income attributable to noncontrolling interests	8	8	28	33

Net Income Attributable to Xerox	$335	$375	$1,195	$1,295

Other Comprehensive (Loss) Income, Net:
Translation adjustments, net	$(68)	$(172)	$113	$(105)
Unrealized (losses) gains, net	(52)	(1)	(63)	12
Changes in defined benefit plans, net	(561)	(658)	(561)	(636)

Other Comprehensive Loss, Net	(681)	(831)	(511)	(729)
Less: Other comprehensive loss, net attributable to noncontrolling interests	—	(1)	—	(1)

Other Comprehensive Loss, Net Attributable to Xerox	$(681)	$(830)	$(511)	$(728)

Comprehensive (Loss) Income, Net	$(338)	$(448)	$712	$599
Less: Comprehensive income, net attributable to noncontrolling interests	8	7	28	32

Comprehensive (Loss) Income, Net Attributable to Xerox	$(346)	$(455)	$684	$567

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(in millions, except share data in thousands)	2012	2011
Assets
Cash and cash equivalents	$1,246	$902
Accounts receivable, net	2,866	2,600
Billed portion of finance receivables, net	152	166
Finance receivables, net	1,836	2,165
Inventories	1,011	1,021
Other current assets	1,162	1,058

Total current assets	8,273	7,912
Finance receivables due after one year, net	3,325	4,031
Equipment on operating leases, net	535	533
Land, buildings and equipment, net	1,556	1,612
Investments in affiliates, at equity	1,381	1,395
Intangible assets, net	2,783	3,042
Goodwill	9,062	8,803
Deferred tax assets, long-term	763	672
Other long-term assets	2,337	2,116

Total Assets	$30,015	$30,116

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,042	$1,545
Accounts payable	1,913	2,016
Accrued compensation and benefits costs	741	757
Unearned income	438	432
Other current liabilities	1,776	1,631

Total current liabilities	5,910	6,381
Long-term debt	7,447	7,088
Pension and other benefit liabilities	2,958	2,487
Post-retirement medical benefits	909	925
Other long-term liabilities	778	861

Total Liabilities	18,002	17,742

Series A Convertible Preferred Stock	349	349

Common stock	1,239	1,353
Additional paid-in capital	5,622	6,317
Treasury stock, at cost	(104)	(124)
Retained earnings	7,991	7,046
Accumulated other comprehensive loss	(3,227)	(2,716)

Xerox shareholders’ equity	11,521	11,876
Noncontrolling interests	143	149

Total Equity	11,664	12,025

Total Liabilities and Equity	$30,015	$30,116

Shares of common stock issued	1,238,696	1,352,849
Treasury stock	(14,924)	(15,508)

Shares of common stock outstanding	1,223,772	1,337,341

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2012	2011	2012	2011

Cash Flows from Operating Activities:
Net income	$343	$383	$1,223	$1,328
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	336	361	1,301	1,251
Provision for receivables	44	55	127	154
Provision for inventory	4	7	30	39
Undistributed equity in net income of unconsolidated affiliates	(23)	(3)	(90)	(86)
Stock-based compensation	33	31	125	123
Restructuring and asset impairment charges	93	61	153	33
Payments for restructurings	(31)	(56)	(144)	(218)
Contributions to defined benefit pension plans	(54)	(78)	(364)	(426)
Decrease (increase) in accounts receivable and billed portion of finance receivables	245	252	(776)	(296)
Collections of deferred proceeds from sales of receivables	120	93	470	380
Decrease (increase) in inventories	128	154	—	(124)
Increase in equipment on operating leases	(76)	(93)	(276)	(298)
Decrease (increase) in finance receivables	260	(144)	947	90
Increase in other current and long-term assets	(69)	(65)	(265)	(249)
Increase in accounts payable and accrued compensation	350	279	120	82
Increase (decrease) in other current and long-term liabilities	55	75	(71)	(22)
Net change in income tax assets and liabilities	45	72	138	292
Net change in derivative assets and liabilities	13	(4)	11	39
Other operating, net	(43)	(102)	(79)	(131)

Net cash provided by operating activities	1,773	1,278	2,580	1,961

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(105)	(93)	(388)	(338)
Proceeds from sales of land, buildings and equipment	1	19	9	28
Cost of additions to internal use software	(25)	(41)	(125)	(163)
Acquisitions, net of cash acquired	(33)	(24)	(276)	(212)
Other investing, net	2	(1)	19	10

Net cash used in investing activities	(160)	(140)	(761)	(675)

Cash Flows from Financing Activities:
Net (payments) proceeds on debt	(850)	(553)	(108)	49
Payment of liability to subsidiary trust issuing preferred securities	—	—	—	(670)
Common stock dividends	(54)	(59)	(231)	(241)
Preferred stock dividends	(6)	(6)	(24)	(24)
Proceeds from issuances of common stock	1	3	44	44
Excess tax benefits from stock-based compensation	—	1	10	6
Payments to acquire treasury stock, including fees	(334)	(392)	(1,052)	(701)
Repurchases related to stock-based compensation	(1)	—	(42)	(27)
Distributions to noncontrolling interests	(6)	(7)	(69)	(22)

Net cash used in financing activities	(1,250)	(1,013)	(1,472)	(1,586)

Effect of exchange rate changes on cash and cash equivalents	1	(8)	(3)	(9)

Increase (decrease) in cash and cash equivalents	364	117	344	(309)
Cash and cash equivalents at beginning of period	882	785	902	1,211

Cash and Cash Equivalents at End of Period	$1,246	$902	$1,246	$902

Financial Review

Revenues

	Three Months Ended December 31,			% of Total Revenue
(in millions)	2012	2011	% Change	2012	2011

Equipment sales	$1,014	$1,167	(13%)	17%	20%
Annuity revenue	4,909	4,797	2%	83%	80%

Total Revenue	$5,923	$5,964	(1%)	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:

Sales	$1,818	$1,997
Less: Supplies and other sales	(597)	(622)
Less: Paper sales	(207)	(208)

Equipment Sales	$1,014	$1,167

Outsourcing, service and rentals	$3,958	$3,816
Add: Finance income	147	151
Add: Supplies and other sales	597	622
Add: Paper sales	207	208

Annuity Revenue	$4,909	$4,797

Fourth quarter 2012 total revenues decreased by 1% compared to the fourth quarter 2011, including a 1-percentage point negative impact from currency, and reflected the following:

•	Annuity revenue increased by 2% compared to the fourth quarter 2011, including a 1-percentage point negative impact from currency. Annuity revenue is comprised of the following:

•

Outsourcing, service and rentals revenue, which includes outsourcing revenue within our Services segment and technical service revenue (including bundled supplies) and rental revenue, both primarily within our Document Technology segment. An increase of 4%, with no impact from currency, was driven by an increase in outsourcing revenue in our business process outsourcing, document outsourcing and information technology outsourcing offerings, partially offset by a decline in technical service revenue.

•

Supplies and other sales, which includes unbundled supplies and other sales, primarily within our Document Technology segment. A decrease of 4%, with no impact from currency, was driven by moderately lower demand.

•	Paper sales, primarily within our Other segment, were flat as compared to the fourth quarter 2011, with no impact from currency.

•	Finance income includes a $21 million gain from the sale of finance receivables from our Document Technology segment (discussed further in the Capital Resources and Liquidity section).

•

Equipment sales revenue is reported primarily within our Document Technology segment and the document outsourcing business within our Services segment. Equipment sales revenue declined 13% as compared to the fourth quarter 2011, with no impact from currency. This was driven by delayed customer decision-making due to widespread concerns about the macro environment as well as a difficult compare in the U.S. in the fourth quarter 2011, especially in our mid-range color product area. Consistent with prior quarters, price declines were in the range of 5% to 10%.

Throughout 2012 we maintained market leadership in the fastest growing, most attractive segments while our focus on productivity and costs preserved our Document Technology margins. During the first quarter 2013, we will be investing in our portfolio with significant product announcements in the mid-range and entry production color spaces.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income

Summary of Key Financial Ratios

The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended December 31,
	2012	2011	B/(W)

Total Gross Margin	31.5%	32.2%	(0.7)pts.
RD&E as a % of Revenue	2.7%	3.0%	0.3pts.
SAG as a % of Revenue	18.5%	19.3%	0.8pts.
Operating Margin (1)	10.3%	10.0%	0.3pts.

Pre-Tax income margin	6.2%	7.5%	(1.3)pts.

Operating Margin

Fourth quarter 2012 operating margin1 of 10.3% increased 0.3-percentage points as compared to the fourth quarter 2011. This increase, primarily in our Services segment, was driven by savings from restructuring as well as lower SAG.

Gross Margin

Gross margin of 31.5% decreased 0.7-percentage points as compared to the fourth quarter 2011. This decrease was driven primarily by the higher overall mix of Services revenue.

Services segment gross margin was flat as compared to the fourth quarter 2011. The gross margin increased on a sequential basis by over 1-percentage point driven by the positive impact of contract ramp and restructuring savings.

Document Technology segment gross margin increased by 0.3-percentage points as compared to the fourth quarter 2011. Productivity improvements, restructuring savings and a gain recognized on the sale of U.S. finance receivables (discussed further in the Capital Resources and Liquidity section) more than offset the impact of price declines.

Research, Development and Engineering Expenses (“RD&E”)

Fourth quarter 2012 RD&E as a percentage of revenue of 2.7% decreased 0.3-percentage points from the fourth quarter 2011. In addition to lower spending, this decrease was driven by the positive mix impact of the continued growth in Services revenue, which historically has a lower RD&E as a percentage of revenue.

RD&E of $160 million was $19 million lower than the fourth quarter 2011, reflecting the impact of restructuring and productivity improvements. Innovation continues to be a core strength and we continue to invest at levels that enhance our innovation, particularly in color, software and services. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG as a percentage of revenue of 18.5% decreased 0.8-percentage points from the fourth quarter 2011. This decrease was driven by spending reductions, reflecting benefits from restructuring and productivity improvements, lower compensation-related expenses and the positive mix impact from the continued growth in Services revenue, which historically has a lower SAG as a percentage of revenue.

SAG of $1,094 million was $56 million lower than the fourth quarter 2011. This included a $2 million favorable impact from currency for the quarter. SAG expenses reflect the following:

•

$74 million decrease in selling expenses, driven primarily by benefits from restructuring, productivity improvements and lower compensation-related expenses, partially offset by the impact of acquisitions.

•	$27 million increase in general and administrative expenses, as restructuring savings and productivity improvements were more than offset by the impact of acquisitions.

•	$9 million decrease in bad debt expenses to $43 million, driven primarily by lower write-offs in Europe. Fourth quarter 2012 bad debt expense remained at less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the fourth quarter 2012, we recorded $93 million of net restructuring and asset impairment charges ($59 million after tax), which included $96 million of severance costs equally related to our Services and Document Technology segments, and represents headcount reductions of approximately 4,300 employees, primarily in North America. These costs were partially offset by $3 million of net reversals for changes in estimated reserves from prior period initiatives. The restructuring reserve balance as of December 31, 2012, for all programs was $130 million, of which approximately $122 million is expected to be spent over the next twelve months.

During the fourth quarter 2011, we recorded $61 million of net restructuring and asset impairment charges ($39 million after tax), which included $66 million of severance costs related to headcount reductions of approximately 1,000 employees primarily in North America and $5 million of asset impairment losses from the disposition of two aircraft associated with the restructuring of our Corporate Aviation operations. These costs were partially offset by $10 million of net reversals for changes in estimated reserves from prior period initiatives.

Amortization of Intangible Assets

During the fourth quarter 2012, we recorded $82 million of expense related to the amortization of intangible assets. This was $57 million lower than the fourth quarter 2011 primarily due to the accelerated write-off of the ACS brand name in the fourth quarter 2011.

Worldwide Employment

Worldwide employment of approximately 147,600 at December 31, 2012 increased approximately 8,000 from year-end 2011, primarily due to the impact of acquisitions.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2012	2011

Non-financing interest expense	$59	$56
Interest income	(3)	(4)
Gains on sales of businesses and assets	—	(1)
Currency losses, net	3	1
Litigation matters	1	(4)
Fees - Sales of receivables	5	6
Deferred compensation investment gains	(1)	(2)
All other expenses, net	7	2

Total Other Expenses, Net	$71	$54

Note: Other Expenses, Net are included in the Other segment

Non-financing interest expense

Fourth quarter 2012 non-financing interest expense of $59 million was $3 million higher than fourth quarter 2011, driven by an increase in the core debt balance from December 31, 2011.

All other expenses, net

The increase was driven by miscellaneous charges incurred during the fourth quarter 2012.

Income Taxes

Fourth quarter 2012 effective tax rate was 19.3%. On an adjusted basis1, fourth quarter 2012 tax rate was 22.7%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends and other foreign transactions and geographical mix of profits.

Fourth quarter 2011 effective tax rate was 22.8%. On an adjusted basis1, fourth quarter 2011 tax rate was 26.3%, which was lower than the U.S. statutory tax rate primarily due to geographical mix of profits as well as a higher foreign tax credit benefit as a result of our decision to repatriate current year income from certain non U.S. subsidiaries.

Xerox operations are widely dispersed. The statutory tax rate in most non-U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year effective tax rate includes a benefit of approximately 10-percentage points from these non-U.S. operations, which is comparable to 2011.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for 2013 will be approximately 28%, excluding the effects of intangibles amortization and other discrete events.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates, which primarily reflects our 25% share of Fuji Xerox net income, was $47 million, an increase of $9 million compared to the fourth quarter 2011.

Fourth quarter 2012 equity income includes charges of $1 million related to our share of Fuji Xerox after-tax restructuring, compared to $3 million of charges for the fourth quarter 2011.

Net Income

Fourth quarter 2012 net income attributable to Xerox was $335 million, or $0.26 per diluted share. On an adjusted basis1, net income attributable to Xerox was $386 million, or $0.30 per diluted share. Fourth quarter 2012 adjustments to net income reflect the amortization of intangible assets.

Fourth quarter 2011 net income attributable to Xerox was $375 million, or $0.26 per diluted share. On an adjusted basis1, net income attributable to Xerox was $462 million, or $0.33 per diluted share. Fourth quarter 2011 adjustments to net income reflect the amortization of intangible assets.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the fourth quarter adjustments to net income.

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Segment Review

	Three Months Ended December 31,
(in millions)	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2012
Services	$3,054	52%	$343	11.2%
Document Technology	2,495	42%	307	12.3%
Other	374	6%	(59)	(15.8%)

Total	$5,923	100%	$591	10.0%

2011
Services	$2,864	48%	$296	10.3%
Document Technology	2,712	45%	316	11.7%
Other	388	7%	(30)	(7.7%)

Total	$5,964	100%	$582	9.8%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (“BPO”), Document Outsourcing (“DO”) and Information Technology Outsourcing (“ITO”).

Revenue

Fourth quarter 2012 Services total revenue of $3,054 million increased 7% from the fourth quarter 2011, with no impact from currency.

•

BPO revenue increased 8%, with no impact from currency, and represented 56% of total Services revenue. BPO growth was driven by the government healthcare, other state government solutions, transportation and customer care businesses.

•

DO revenue increased 2%, with no impact from currency, and represented 32% of total Services revenue. Growth was driven primarily by our new partner print services offerings. Xerox continues as the market leader in this segment of the Document Technology market.

•

ITO revenue increased 15%, including a 1-percentage point negative impact from currency, and represented 12% of total Services revenue. ITO growth was driven by the revenue ramp resulting from strong signings growth in recent quarters and also includes 1-percentage point of growth related to intercompany services, which is eliminated in total Services segment revenue.

Segment Margin

Fourth quarter 2012 Services segment margin of 11.2% increased 0.9-percentage points from fourth quarter 2011, driven primarily by the benefits from restructuring and lower SAG, primarily in Document Outsourcing. On a sequential basis, segment margin improved by 1.8-percentage points from the third quarter 2012, driven by the positive impact of contract ramp, benefits from restructuring and typical seasonality within Document Outsourcing.

Metrics

Pipeline

Our total Services sales pipeline, including synergy opportunities, grew 6% over the fourth quarter 2011. This sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Services signings were an estimated $2.9 billion in TCV for the quarter.

•	BPO signings of $1.4 billion TCV.

•	DO signings of $1.1 billion TCV.

•	ITO signings of $400 million TCV.

Signings on a trailing twelve month basis declined 25% in relation to the comparable prior year period. This decline was driven by a decrease in megadeals from the prior year as well as customer decision delays. While the total number of BPO/ITO contracts signed in 2012 increased from 2011, the decline in megadeals drove a reduction in the average contract length of new business signings in the fourth quarter and full year 2012. The above DO signings figure represents Enterprise signings only and does not include signings from our partner print services offerings, which is driving the revenue growth in Document Outsourcing.

Note: TCV is estimated total revenue for future contracts for pipeline or signed contracts for signings as applicable.

Renewal rate (for BPO and ITO)

Renewal rate is defined as the annual recurring revenue (“ARR”) on contracts that are renewed during the period as a percentage of ARR on all contracts on which a renewal decision was made during the period. The fourth quarter 2012 contract renewal rate for BPO and ITO contracts was 79%, which is below our target range of 85%-90%. This reflects the impact of timing as well as price discipline. Our full year 2012 renewal rate was 85%, which was within our target range and five points higher than full year 2011.

Document Technology

Our Document Technology segment includes the sale of products and supplies, as well as the associated technical service and financing of those products.

Revenue

	Three Months Ended December 31,
(in millions)	2012	2011	Change

Equipment sales	$827	$966	(14%)
Annuity revenue	1,668	1,746	(4%)

Total Revenue	$2,495	$2,712	(8%)

Fourth quarter 2012 Document Technology revenue of $2,495 million decreased 8% from the fourth quarter 2011, with no impact from currency. Document Technology revenues exclude the impact of growth in our document outsourcing services. Inclusive of document outsourcing services, fourth quarter 2012 aggregate document-related revenue decreased 5% from the fourth quarter 2011, with no impact from currency. Full year 2012 aggregate document-related revenue decreased 5% from 2011, with a 2-percentage point negative impact from currency. Document Technology segment revenue results included the following:

•

Equipment sales revenue decreased by 14%, with no impact from currency. This decline, primarily in mid-range and high-end equipment, was driven by delayed customer decision-making due to a weak macro-environment. In addition, the decline was driven by a difficult compare in the U.S. in the fourth quarter 2011, especially in our mid-range color product area. Price declines were in the historical 5% to 10% range.

•

Annuity revenue decreased by 4%, with no impact from currency, driven by a modest decline in total pages and the continued migration of customers to our partner print services offering, which is included in our Services segment.

•	Document Technology revenue mix was 21% entry, 58% mid-range and 21% high-end, which was consistent with the fourth quarter 2011.

Segment Margin

Fourth quarter 2012 Document Technology segment margin of 12.3% increased by 0.6-percentage points from the fourth quarter 2011. Productivity improvements, restructuring savings and a gain recognized on the sale of finance receivables (discussed further in the Capital Resources and Liquidity section) more than offset the impact of price declines.

Total Installs (Document Technology and Document Outsourcing2)

Install activity includes installations for document outsourcing and Xerox-branded products shipped to Global Imaging Systems (“GIS”). Detail by product group is shown below:

Entry

•	24% increase in black-and-white multifunction devices driven by demand for the recently launched WorkCentre® 3045.

•	34% increase in color multifunction devices driven by demand for the WorkCentre® 6015, WorkCentre® 6605 and the ColorQube 8700/8900.

•	28% decrease in color printers driven by a decrease in sales to OEM partners.

Mid-Range

•	13% decrease in installs of mid-range color devices. A decline in North America was driven primarily by a difficult compare in the U.S. in the fourth quarter 2011.

•	19% decrease in installs of mid-range black-and-white devices.

High-End

•	15% increase in installs of high-end color systems driven by strong demand for the Xerox Color 770, which has enabled large market share gains in the Entry Production Color market segment.

•	36% decrease in installs of high-end black-and-white systems, reflecting continued declines in the overall market.

Note: “Entry”, “Mid-Range” and “High-End” are defined in Appendix II.

Other

Revenue

Fourth quarter 2012 Other revenue of $374 million decreased 4% from the fourth quarter 2011, including a 1-percentage point negative impact from currency. The decline is due primarily to lower patent sales and licensing revenue. Paper comprised approximately 55% of the fourth quarter 2012 Other segment revenue.

Segment Margin

Fourth quarter 2012 Other segment loss of $59 million increased $29 million from the fourth quarter 2011, primarily driven by higher Other Expenses, Net as well as lower profits from patent sales and licensing.

Notes

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
(2)	Equipment sales associated with Document Outsourcing are reported as revenue in our Services segment revenues.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended December 31, 2012 and 2011:

	Three Months Ended December 31,
(in millions)	2012	2011	Change

Net cash provided by operating activities	$1,773	$1,278	$495
Net cash used in investing activities	(160)	(140)	(20)
Net cash used in financing activities	(1,250)	(1,013)	(237)
Effect of exchange rate changes on cash and cash equivalents	1	(8)	9

Increase in cash and cash equivalents	364	117	247
Cash and cash equivalents at beginning of period	882	785	97

Cash and Cash Equivalents at End of Period	$1,246	$902	$344

Cash Flows from Operating Activities

Net cash provided by operating activities was $1,773 million in the fourth quarter 2012. The $495 million increase in cash from the fourth quarter 2011 was primarily due to the following:

•	$421 million increase from finance receivables primarily due to a sale of receivables, as well as higher net run-off of finance receivables as a result of lower equipment sales.

•	$71 million increase primarily related to the timing of payments of accounts payable and accrued compensation.

•	$25 million increase due to lower restructuring payments.

Cash Flows from Investing Activities

Net cash used in investing activities was $160 million in the fourth quarter 2012. The $20 million increase in the use of cash from the fourth quarter 2011 was primarily due to lower cash receipts from asset sales.

Cash Flows from Financing Activities

Net cash used in financing activities was $1,250 million in the fourth quarter 2012. The $237 million increase in the use of cash from the fourth quarter 2011 was primarily due to the following:

•

$297 million increase from net debt activity. Fourth quarter 2012 reflects a decrease of $844 million in Commercial Paper as compared to a decrease of $551 million in Commercial Paper in the fourth quarter of 2011.

•	$58 million decrease resulting from lower share repurchases.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

(in millions)	December 31, 2012	December 31, 2011

Total Finance receivables, net (1)	$5,313	$6,362
Equipment on operating leases, net	535	533

Total Finance Assets, net (2)	$5,848	$6,895

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.
(2)	Change from December 31, 2011 includes an increase of $83 million due to currency and a decrease due to the sale of finance receivables discussed further below.

The following summarizes our debt:

(in millions)	December 31, 2012	December 31, 2011

Principal debt balance(1)	$8,410	$8,450
Net unamortized discount	(63)	(7)
Fair value adjustments	142	190

Total Debt	$8,489	$8,633

(1)	December 31, 2011 includes Commercial Paper of $100 million.

The decrease in total debt from December 31, 2011 is primarily a result of a decrease in Commercial Paper.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	December 31, 2012	December 31, 2011

Financing Debt(1)	$5,117	$6,033
Core Debt	3,372	2,600

Total Debt	$8,489	$8,633

(1)

Financing debt includes $4,649 million and $5,567 million as of December 31, 2012 and December 31, 2011, respectively, of debt associated with Total finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable

Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell to third-parties, on an on-going basis, certain accounts receivable without recourse. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales were as follows:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2012	2011	2012	2011

Accounts receivable sales	$883	$915	$3,699	$3,218
Deferred proceeds	114	96	639	386
Fees associated with sales	5	6	21	20
Estimated increase (decrease) to operating cash flows (1)	89	165	(78)	133

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables

In December 2012, we sold our entire interest in a group of U.S. finance receivables from our Document Technology segment with a net carrying value of $341 million to a third-party financial institution for net cash proceeds of $314 million and a beneficial interest from the purchaser of $49 million. This transaction enabled us to lower the cost associated with our financing portfolio.

A pre-tax gain of $21 million was recognized on this sale and is net of additional fees and expenses of $2 million. The gain on the sale is reported in Finance Income in Document Technology segment revenues. We will continue to service the sold receivables and expect to record servicing fee income of approximately $6 million over the expected life of the associated receivables. A similar sale was completed in the third quarter 2012.

The net fourth quarter and full year 2012 impact on operating cash flow of the accounts receivable and finance receivable sales is presented below:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2012	2011	2012	2011

Cash received from finance receivables sales	$314	$—	$625	$—
Collections on sold finance receivables*	(45)	—	(45)	—

Net cash impact of finance receivable sales	269	—	580	—
Net cash impact of accounts receivable sales	89	165	(78)	133

Net cash impact on cash flows from operating activities	$358	$165	$502	$133

*	Represents cash that would have been collected if we had not sold finance receivables

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; our ability to expand equipment placements; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; our ability to recover capital investments; development of new products and services; our ability to protect our intellectual property rights; interest rates, cost of borrowing and access to credit markets; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 and our 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2012 fourth quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of the certain items as well as their related income tax effects.

•	Net income and Earnings per share (“EPS”)

•	Effective tax rate

In 2012 and 2011 we adjusted for the amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

We also calculate and utilize an Operating income and margin earnings measure by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the amortization of intangible assets, operating income and margin also exclude Other expenses, net as well as Restructuring and asset impairment charges. The fourth quarter and full year 2011 operating income and margin also exclude a Curtailment gain recorded in the fourth quarter 2011. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees pursuant to formal restructuring and workforce reduction plans. Such charges are expected to yield future benefits and savings with respect to our operational performance. The Curtailment gain resulted from the amendment of our primary non-union U.S. defined benefit pension plans for salaried employees to fully freeze future benefit and service accruals after December 31, 2012. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended December 31, 2012		Three Months Ended December 31, 2011
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported	$335	$0.26	$375	$0.26

Adjustments:
Amortization of intangible assets	51	0.04	87	0.07

Adjusted	$386	$0.30	$462	$0.33

Weighted average shares for adjusted EPS(1)		1,296		1,415

	Year Ended December 31, 2012		Year Ended December 31, 2011
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported	$1,195	$0.88	$1,295	$0.90

Adjustments:
Amortization of intangible assets	203	0.15	248	0.17
Loss on early extinguishment of liability	—	—	20	0.01

Adjusted	$1,398	$1.03	$1,563	$1.08

Weighted average shares for adjusted EPS(1)		1,356		1,444
Fully diluted shares at December 31, 2012(2)		1,271

(1)

Average shares for the calculation of adjusted EPS for the three and twelve months ended December 31, 2012 and 2011 include 27 million of shares associated with the Series A convertible preferred stock and therefore the related quarterly dividends of $6 million and year-to-date dividends of $24 million are excluded. We evaluate the dilutive effect of the Series A convertible preferred stock on an “if-converted” basis.

(2)

Represents common shares outstanding at December 31, 2012 as well as shares associated with our Series A convertible preferred stock plus dilutive potential common shares as used in the calculation of earnings per share for the three months ended December 31, 2012.

Guidance:

Earnings Per Share Guidance
	Q1 2013	FY 2013

GAAP EPS	$0.19–$0.21	$0.94–$1.00

Adjustments:
Amortization of intangible assets	0.04	0.15

Adjusted EPS	$0.23–$0.25	$1.09–$1.15

Effective Tax reconciliation:

	Three Months Ended December 31, 2012			Three Months Ended December 31, 2011
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate

Reported	$367	$71	19.3%	$447	$102	22.8%

Adjustments:
Amortization of intangible assets	82	31		139	52

Adjusted	$449	$102	22.7%	$586	$154	26.3%

Operating Income / Margin reconciliation:

	Three Months Ended December 31, 2012			Three Months Ended December 31, 2011
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income	$367	$5,923	6.2%	$447	$5,964	7.5%

Adjustments:
Amortization of intangible assets	82			139
Xerox restructuring charge	93			61
Curtailment gain	—			(107)
Other expenses, net	71			54

Adjusted Operating	$613	$5,923	10.3%	$594	$5,964	10.0%
Equity in net income of unconsolidated affiliates	47			38
Fuji Xerox restructuring charge	1			3
Other expenses, net*	(70)			(53)

Segment Profit/Revenue	$591	$5,923	10.0%	$582	$5,964	9.8%

*	Includes rounding adjustments.

	Year Ended December 31, 2012			Year Ended December 31, 2011
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income	$1,348	$22,390	6.0%	$1,565	$22,626	6.9%

Adjustments:
Amortization of intangible assets	328			398
Xerox restructuring charge	153			33
Curtailment gain	—			(107)
Other expenses, net	256			322

Adjusted Operating	$2,085	$22,390	9.3%	$2,211	$22,626	9.8%
Equity in net income of unconsolidated affiliates	152			149
Loss on early extinguishment of liability	—			33
Fuji Xerox restructuring charge	16			19
Other expenses, net*	(256)			(320)

Segment Profit/Revenue	$1,997	$22,390	8.9%	$2,092	$22,626	9.2%

*	Includes rounding adjustments.

Services Revenue Breakdown:

	Three Months Ended December 31,
(in millions)	2012	2011	Change

Business Processing Outsourcing	$1,734	$1,607	8%
Document Outsourcing	975	954	2%
Information Technology Outsourcing	389	337	15%
Less: Intra-Segment Eliminations	(44)	(34)	29%
Total Revenue—Services	$3,054	$2,864	7%

Segment Profit—Services	$343	$296	16%

Segment Margin—Services	11.2%	10.3%	0.9pts

*	Percent change not meaningful.

Note: ITO growth includes 1 pt of growth from intercompany services which is eliminated in total services.

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Basic Earnings per Share:

Net income attributable to Xerox	$335	$375	$1,195	$1,295
Accrued Dividends on preferred stock	(6)	(6)	(24)	(24)

Adjusted net income available to common shareholders	$329	$369	$1,171	$1,271

Weighted average common shares outstanding	1,248,784	1,360,982	1,302,053	1,388,096

Basic Earnings per Share	$0.26	$0.27	$0.90	$0.92

Diluted Earnings per Share:

Net income attributable to Xerox	$335	$375	$1,195	$1,295
Accrued Dividends on preferred stock	—	—	(24)	—
Interest on Convertible Securities, net	—	—	1	1

Adjusted net income available to common shareholders	$335	$375	$1,172	$1,296

Weighted average common shares outstanding	1,248,784	1,360,982	1,302,053	1,388,096
Common shares issuable with respect to:
Stock options	1,154	6,209	4,335	9,727
Restricted stock and performance shares	17,322	18,877	20,804	16,993
Convertible preferred stock	26,966	26,966	—	26,966
Convertible securities	1,992	1,992	1,992	1,992

Adjusted weighted average common shares outstanding	1,296,218	1,415,026	1,329,184	1,443,774

Diluted Earnings per Share	$0.26	$0.26	$0.88	$0.90

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (in thousands of shares):
Stock options	32,578	43,861	29,397	40,343
Restricted stock and performance shares	26,911	24,134	23,430	26,018
Convertible preferred stock	—	—	26,966	—

	59,489	67,995	79,793	66,361

Dividends per Common Share	$0.0425	$0.0425	$0.1700	$0.1700

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended December 31,
(in millions)	2012	2011
Segment Profit	$591	$582
Reconciling items:
Restructuring and asset impairment charges	(93)	(61)
Restructuring charges of Fuji Xerox	(1)	(3)
Amortization of intangible assets	(82)	(139)
Equity in net income of unconsolidated affiliates	(47)	(38)
Curtailment gain	—	107
Other	(1)	(1)

Pre-Tax Income	$367	$447

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology, and Other.

Services:	The Services segment comprises three service offerings:

	•	Business Process Outsourcing.

	•	Document Outsourcing, which includes Managed Print Services and revenues from our partner print services offerings.

	•	Information Technology Outsourcing.

Document Technology:	The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

	•	“Entry”, which includes A4 devices and desktop printers.

	•	“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

	•	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:	The Other segment includes Xerox Supplies Business Group (“XSBG”) (predominantly paper), Wide Format Systems, licensing revenue, GIS network integration solutions and electronic presentation systems, and non-allocated corporate items, including Other expenses, net.